As filed with the Securities and Exchange Commission on June 20, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3667491
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

3980 Howard Hughes Parkway Las Vegas, Nevada	89169
(Address of Principal Executive Offices)	(Zip Code)

NONQUALIFED STOCK OPTION AGREEMENTS AND RESTRICTED STOCK UNIT AGREEMENTS BETWEEN

PINNACLE ENTERTAINMENT, INC. AND CERTAIN EMPLOYEES OF PINNACLE ENTERTAINMENT, INC.

(Full title of the plan)

Elliot D. Hoops, Esq.

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

(Name and address of agent for service)

(702) 541-7777

(Telephone number, including area code, of agent for service)

Copy to:

David M. Lynn, Esq.

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW, Suite 6000

Washington, District of Columbia 20006

(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, $.10 par value	475,000	$25.14	$11,941,500	$1,539

(1)	This Registration Statement on Form S-8 (the “Registration Statement”) registers 475,000 shares of Common Stock, par value $0.10 per share, of Pinnacle Entertainment, Inc. (the “Registrant”) available for awards of nonqualified stock options and restricted stock units granted to certain employees of the Registrant as an inducement to employment pursuant to Rule 303A.08 of the New York Stock Exchange Listed Company Manual.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares which may be offered and issued to prevent dilution as a result of stock dividends, stock splits or similar transactions as provided in the above-referenced award agreements.
(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined based upon the average of the high and low prices of the Registrant’s Common Stock on June 16, 2014, as quoted on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Pinnacle Entertainment, Inc. (the “Registrant”) to register pursuant to the Securities Act of 1933, as amended (the “Securities Act”), an aggregate amount of 475,000 shares of Common Stock of the Registrant, par value $0.10 per share, available for issuance pursuant to the following Nonqualified Stock Option Agreements and Restricted Stock Unit Agreements granted to certain employees of the Registrant as an inducement to employment with the Registrant pursuant to Rule 303A.08 of the New York Stock Exchange Listed Company Manual:

1.  40,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Michelle Shriver;

2.  16,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Michelle Shriver;

3.  30,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Troy Stremming;

4.  12,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Troy Stremming;

5.  24,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Jack Mohn;

6.  10,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Jack Mohn;

7.  16,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Peggy Pepper;

8.  6,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Peggy Pepper;

9.  16,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Bob Sobczyk;

10.  6,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Bob Sobczyk;

11.  16,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Dave Clark;

12.  6,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Dave Clark;

13.  16,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Jan Carpineto;

14.  6,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Jan Carpineto;

15.  10,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Michelle Lane;

16.  3,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Michelle Lane;

17.  10,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Dan Redding;

18.  3,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Dan Redding;

19.  10,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Ricky D’Costa;

20.  3,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Ricky D’Costa;

21.  20,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Sean Barnard;

22.  8,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Sean Barnard;

23.  20,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Monty Terhune;

24.  8,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Monty Terhune;

25.  20,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Sherri Summers;

26.  8,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Sherri Summers;

27.  20,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and George Stadler;

28.  8,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and George Stadler;

29.  20,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Matthew Schuffert;

30.  8,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Matthew Schuffert;

31.  20,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Andrew Hamblen;

32.  8,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Andrew Hamblen;

33.  12,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Steven Peate;

34.  4,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Steven Peate;

35.  12,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Annie Jenkins;

36.  4,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Annie Jenkins;

37.  12,000 shares of Common Stock available for issuance pursuant to a Nonqualified Stock Option Agreement, dated as of August 13, 2013, between the Company and Valerie Stewart; and

38.  4,000 shares of Common Stock available for issuance pursuant to a Restricted Stock Unit Agreement, dated as of August 13, 2013, between the Company and Valerie Stewart.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including, without limitation, Exhibit 99.1 thereto regarding gaming regulations);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

(c)	The Registrant’s Current Reports on Form 8-K (including amendments thereto) filed March 19, 2014, April 7, 2014, April 21, 2014, and May 21, 2014;

(d)	The Registrant’s definitive proxy statement filed with the SEC on April 8, 2014 (with respect to information contained in such proxy statement that is incorporated into Part III of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 only); and

(e)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A/A filed on August 10, 2001, as amended by the Registrant’s Current Reports on Form 8-K filed on January 26, 2004 and May 9, 2005 and including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, or other information furnished to the SEC, is not incorporated by reference in this Registration Statement or the related prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, also referred to herein as the “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further authorizes a Delaware corporation to indemnify any person serving in such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith.

Our Restated Certificate of Incorporation, as amended, also referred to herein as the “Restated Certificate,” provides that we shall indemnify our officers and directors to the fullest extent permitted by the DGCL. As permitted by Section 145 of the DGCL, our Restated Bylaws provide that directors and elected officers who are made, or are threatened to be made, parties to, or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or such director or officer of the Company is or was serving at our request as a director, officer, manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, manager, employee, agent, trustee or in any other capacity while serving as a director, officer, manager, employee, agent or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. Our Restated Bylaws require us to advance expenses to our directors and elected officers, provided that, if the DGCL so requires, they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification.

The Restated Bylaws also provide that our Chief Executive Officer also may appoint officers. Such appointed officers will serve at the pleasure of our Chief Executive Officer and hold officer titles solely for purposes of identification and business convenience. Unless otherwise expressly provided by our Chief Executive Officer and except as required by law, such appointed officers shall not be considered officers for any purpose, including, without limitation, for purposes of indemnification under the Restated Bylaws or otherwise.

We maintain insurance policies under which our directors and officers and the directors and officers of our subsidiaries are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company or our subsidiaries, as applicable. The employment agreements of certain of our executive officers contain indemnification provisions that provide for the maximum protection permitted under applicable law.

We entered into an Indemnification Trust Agreement, also referred to herein as the “Indemnification Trust Agreement,” on August 16, 2005, to create an indemnification trust to provide a source of funds for (i) indemnification of and advancement of expenses to our present and future directors and certain executive officers arising under the DGCL, our Restated Certificate, our Restated Bylaws or any agreement that we may enter into with a beneficiary under the Indemnification Trust Agreement and (ii) payments for the premiums for directors and officers insurance purchased by us from time to time, in the event that we do not or are not financially able to fulfill such obligations or make such payments. At the time of creation, we irrevocably deposited $5 million in the trust and pursuant to its terms would be obligated in certain circumstances to contribute up to an additional $5 million. The beneficiaries’ representative under the trust will have the exclusive right to convey payment demands from time to time on the trustee to direct payment to one or more of the beneficiaries. The term of the Indemnification Trust Agreement expires on August 16, 2015, at which time any remaining trust funds will be distributed to us, except to the extent necessary to make full and adequate provision for claims made prior to such expiration date or any threatened or anticipated claims.

We entered into Indemnification Agreements with each of our directors and executive officers. The Indemnification Agreements require the Company, among other things, to indemnify the director or executive officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, reasonably incurred by the individual in connection with any action, suit or proceeding by reason of the fact that the individual was a director or executive officer of the Company, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005. (SEC File No. 001-13641)

4.2	Restated Bylaws of Pinnacle Entertainment, Inc., as of May 24, 2011, are hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 26, 2011. (SEC File No. 001-13641)

4.3	Specimen certificate for shares of common stock, $0.10 par value per share, of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012. (SEC File No. 001-13641)

5.1*	Legal Opinion of Morrison & Foerster LLP

10.1†	Form of Stock Option Agreement for Executives (Outside the 2005 Plan) is hereby incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on August 15, 2013. (SEC File No. 001-13641)

10.2†	Form of Restricted Stock Unit Agreement (Outside the 2005 Plan) is hereby incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 15, 2013. (SEC File No. 001-13641).

10.3*†	Form of Stock Option Agreement for Team Members (Outside the 2005 Plan).

23.1*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature pages filed herewith)

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 20th day of June, 2014.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

By:	/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez,
President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony M. Sanfilippo, Carlos A. Ruisanchez, and John A. Godfrey, and each of them, his or her attorneys-in-fact and agents, each with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Anthony M. Sanfilippo Anthony M. Sanfilippo	Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2014

/s/ Carlos A. Ruisanchez Carlos A. Ruisanchez	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 20, 2014

/s/ Stephen C. Comer Stephen C. Comer	Director	June 2, 2014

/s/ Richard J. Goeglein Richard J. Goeglein	Director	May 28, 2014

/s/ Bruce A. Leslie Bruce A. Leslie	Director	June 6, 2014

/s/ James L. Martineau James L. Martineau	Chairman of the Board and Director	May 28, 2014

/s/ Desirée Rogers Desirée Rogers	Director	May 28, 2014

/s/ Jaynie Miller Studenmund Jaynie Miller Studenmund	Director	May 28, 2014

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005. (SEC File No. 001-13641)

4.2	Restated Bylaws of Pinnacle Entertainment, Inc., as of May 24, 2011, are hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 26, 2011. (SEC File No. 001-13641)

4.3	Specimen certificate for shares of common stock, $0.10 par value per share, of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012. (SEC File No. 001-13641)

5.1*	Legal Opinion of Morrison & Foerster LLP

10.1†	Form of Stock Option Agreement for Executives (Outside the 2005 Plan) is hereby incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on August 15, 2013. (SEC File No. 001-13641).

10.2†	Form of Restricted Stock Unit Agreement (Outside the 2005 Plan) is hereby incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 15, 2013. (SEC File No. 001-13641).

10.3*†	Form of Stock Option Agreement for Team Members (Outside the 2005 Plan).

23.1*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature pages filed herewith)

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.